FOR IMMEDIATE RELEASE

July 1, 1999


MGI  PROPERTIES  ("MGI")
SELLS  NEW  JERSEY  OFFICE  BUILDING


            BOSTON,  MASSACHUSETTS . . . . MGI Properties  (NYSE:MGI)  announced that it has completed the sale of a New Jersey office building for $18 million. Following this sale, MGI owns 13 properties, which aggregate 1.1 million square feet of commercial space and 959 residential apartments. The 13 properties are being actively marketed.

            The current estimate of pricing with respect to the remaining properties, when added to the net proceeds of this and prior sales, is expected to result in aggregate net liquidation proceeds of between $29 and $30 per share after all fees and liquidation costs; however, no assurance can be given that per share net cash distributions will be within this range or will reach this range and no assurances can be made as to the timing of future remaining distributions.

            As previously announced, the Board of Trustees has declared a liquidation distribution of $19 per share payable on July 30, 1999 to shareholders of record at the close of business on July 16, 1999.

            This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things, the risks of future action or inaction by the Board of Trustees with respect to the Plan of Liquidation (and the actual results thereof), including the possibility of litigation pertaining thereto; the net realizable value of and the timing of the sales of the Trust's remaining properties during the course of the liquidation; the amount and timing of liquidating distributions, changes in national and local economic and financial market conditions, as well as those factors set forth in MGI's Form 10-K for the year ended November 30, 1998, including those set forth under "Forward-Looking Statements," "Other" and Item 1 - "Adoption of Liquidation Plan," and in its most recently filed Form 10-Q.